Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan of DemandTec, Inc., of our reports dated April 23, 2010, with respect to the consolidated financial statements and schedule of DemandTec, Inc. included in its Annual Report (Form 10-K) for the year ended February 28, 2010, and the effectiveness of internal control over financial reporting of DemandTec, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
March 30, 2011